EXHIBIT 10.5

EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this "Agreement"), dated as of November 30, 2009, is made by and among Charter Communications, Inc., a Delaware corporation (the "Company"), Charter Investment, Inc., a Delaware corporation ("CII"), Paul G. Allen ("Mr. Allen"), and Charter Communications Holding Company, LLC, a Delaware limited liability company ("Holdco").

RECITALS

WHEREAS, on March 27, 2009, the Company, CII, Holdco and certain direct and indirect subsidiaries of Holdco (collectively, the "Debtors") filed petitions for relief under chapter 11 of title 11 of the United States Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court").

WHEREAS, the Debtors filed a joint plan of reorganization (the "Joint Plan") which, pursuant to the Bankruptcy Code, was confirmed by an order, entered November 17, 2009 (the "Confirmation Order"), of the Bankruptcy Court.

WHEREAS, pursuant to the Joint Plan, among other things, and on the effective date thereof (the "Effective Date") (i) all of CII's membership interests in Holdco are being cancelled, other than a 1% interest to be retained by CII (the "Retained Interest"), (ii) the Company will hold all of the membership interests in Holdco other than the Retained Interest, (iii) the Limited Liability Company Agreement of Holdco is being amended and restated in a manner consistent with the Joint Plan (as so amended and restated, the "Holdco LLC Agreement"), and (iv) the Company is granting the Allen Entities (as defined below) the right and option to exchange all or any portion of the Retained Interest for Class A Common Stock, par value $.001 per share, of the Company (the "Class A Stock") in accordance with the terms hereof.

WHEREAS, the Confirmation Order provides, among other things, that the Company, CII, Mr. Allen, and Holdco enter into this Agreement to provide the Allen Entities the rights provided for herein.

NOW, THEREFORE, in consideration of the respective covenants and agreements of the parties and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties hereby agree as follows:

AGREEMENT

1. Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

"Allen Entity" means from time to time any of (1) Mr. Allen, (2) any entity controlled by Mr. Allen, (3) any trust in which Mr. Allen is the grantor, (4) the estate, spouse, immediate family members and heirs of Mr. Allen, and (5) any trust created as a result of the death of Mr. Allen.  For purposes of this definition, "controlled" means the direct or indirect ownership of at least fifty percent (50%) of the voting power and economic interest of such entity.

"Available Exchange Shares" means from time to time the Exchange Shares less any portion thereof previously issued (or deemed issued pursuant to Section 3(c)) to an Exchanging Holder in connection with exercise of a portion of its Exchange Option hereunder, subject to adjustment as provided in Section 5(c).

"Business Day" means any day other than Saturday, Sunday or other day on which commercial banking institutions in New York, New York are required or authorized by law or executive order to remain closed.

"Code" means the U.S. Internal Revenue Code of 1986, as amended.

"Current Market Price" means (x) in the case where the Class A Stock has been publicly traded on an established securities market for a minimum of twenty (20) Trading Days before an Allen Entity gives notice of the exercise of the Exchange Option pursuant to Section 3(a), the volume-weighted average sale price per share of the Class A Stock for the twenty (20) Trading Days immediately preceding such exercise, and (y) in the case where the Class A Stock has not been publicly traded on an established securities market for a minimum of twenty (20) Trading Days before an Allen Entity gives notice of the exercise of the Exchange Option pursuant to Section 3(a), the fair market value, as reasonably determined by a special committee of the board of directors of the Company consisting solely of directors that are not nominated, appointed or elected by any Allen Entity after consultation with an investment banking firm of nationally recognized standing.

"Exchange Expiration Date" means the date that is five (5) years after the date hereof.

"Exchange Option" means the right and option of any Allen Entity to exchange directly or indirectly such Person's Holdco Units for Class A Stock pursuant to Section 2, including through a Taxable Exchange of Units, a Taxable Stock-For-Stock Exchange, a Merger, a C/D Reorganization and/or a B Reorganization (as such terms are defined in Section 2 hereof).

"Exchange Shares" means 1,120,649 shares of Class A Stock.

"Exchanging Holder" means any Allen Entity that is a direct or indirect holder of any Holdco Units exercising its Exchange Option with respect to such Holdco Units.

"Governmental Authority" means any federal, state or local governmental authority, including any court or administrative or regulatory agency.

"Holdco Units" means units of membership interests issued by Holdco to its members which entitle such members to the rights set forth in the Holdco LLC Agreement.

"Legal Requirements" means applicable common law and any applicable statute, ordinance, code, or other law, rule, regulation, order, technical or other standard, requirement, or procedure enacted, adopted, promulgated, or applied by any Governmental Authority, including the terms of any license or permit and any applicable order, decree, or judgment that may have been handed down, adopted, or imposed by any Governmental Authority, in each case as in effect on the date of this Agreement.

"Lock-Up Agreement" means the Lock-Up Agreement, dated as of November 30, 2009, by and between Mr. Allen, Charter Investment, Inc. and the Company.

"Person" means any individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, trust, association, organization, or other entity.

"Securities Act" means the Securities Act of 1933, or any successor federal statute, and the rules and regulations promulgated thereunder, in each case, as amended from time to time.

"Trading Day" means with respect to the Class A Stock, a day on which the Class A Stock is publicly listed or admitted to trading on an established securities market.

2. Exchange Right.

(a) The Company hereby grants to each Allen Entity the right and option, exercisable at any time and from time to time on or before the Exchange Expiration Date, on one or more occasions, at the election of such Allen Entity, to exchange all or any portion of the Holdco Units held by such Allen Entity in a taxable transaction for (i) shares of Class A Stock and (ii) one thousand dollars ($1,000) in cash (a "Taxable Exchange of Units").  In the event any Allen Entity elects to exchange pursuant to this Section 2(a), the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive under Section 2(d) shall be reduced by a number of shares of Class A Stock, rounded to the nearest whole number, that is equal to (x) one thousand dollars ($1,000) divided by (y) the Current Market Price. Any reduction pursuant to the preceding sentence in the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive pursuant to Section 2(d)(i) shall result in a corresponding reduction in the number of Available Exchange Shares (if any) remaining after the exercise of the Exchange Option pursuant to this Section 2(a).

(b) Subject to Section 2(e), the Company hereby grants to each Allen Entity the right and option, exercisable at any time and from time to time on or before the Exchange Expiration Date, on one or more occasions, at the election of such Allen Entity, to exchange all of the Holdco Units held by such Allen Entity by permitting the equity holders of such Allen Entity to exchange one hundred percent (100%) of the equity in such Allen Entity in a taxable transaction for (i) shares of Class A Stock and (ii) one thousand dollars ($1,000) in cash (a "Taxable Stock-For-Stock Exchange").  In the event any Allen Entity elects to exchange pursuant to this Section 2(b), the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive under Section 2(d) shall be reduced by a number of shares of Class A Stock, rounded to the nearest whole number, that is equal to (x) one thousand dollars ($1,000) divided by (y) the Current Market Price. Any reduction pursuant to the preceding sentence in the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive pursuant to Section 2(d)(i) shall result in a corresponding reduction in the number of Available Exchange Shares (if any) remaining after the exercise of the Exchange Option pursuant to this Section 2(b).

(c) Subject to Section 2(e), the Allen Entities shall have the right and option, exercisable at any time and from time to time on or before the Exchange Expiration Date, on one or more occasions, at the election of any Allen Entity, to require the Company to and the Company shall effect any exchange of Holdco Units held by such Allen Entity in a tax-free transaction by (at the election of such Allen Entity):

(i) permitting such Allen Entity to merge with and into the Company (or, at the election of such Allen Entity but subject to Section 3(d), causing such Allen Entity to merge with and into a directly wholly-owned subsidiary of the Company or causing a directly wholly-owned subsidiary of the Company to merge with and into such Allen Entity) in a transaction that qualifies as a reorganization under Section 368(a) of the Code (the "Merger");

(ii) permitting such Allen Entity to exchange all of the Holdco Units held by such Allen Entity for shares of Class A Stock in a transaction that qualifies as a reorganization under Section 368(a)(1)(C) or Section 368(a)(1)(D) of the Code (the "C/D Reorganization"); or

(iii) permitting the equity holders of the Allen Entity to exchange equity in such Allen Entity constituting "control," as defined in Section 368(c) of the Code, of such Allen Entity solely for shares of Class A Stock in a transaction that qualifies as a reorganization under Section 368(a)(l)(B) of the Code (the "B Reorganization").

Each of a Merger, a C/D Reorganization and a B Reorganization is referred to herein as a "Non-Recognition Transaction."  If an exchange is to be effected through a Merger, the Company shall promptly take all action (and, if applicable, cause its wholly-owned subsidiary to take all action) necessary to effect the Merger, including without limitation, execution of reasonable and customary agreements of merger, the voting of all shares in any subsidiary in favor of the Merger and the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (or other applicable jurisdiction).  The shareholders of the Allen Entity that is a party to a Taxable Stock-For-Stock Exchange, Merger or B Reorganization shall be treated for purposes of this Agreement as an Exchanging Holder.

(d) (i) Subject to Sections 2(a), 2(b) and 2(d)(ii), the consideration to be received by an Exchanging Holder in connection with the exercise of its Exchange Option hereunder shall be a number of shares of Class A Stock equal to:

(x) in the case of an exchange of all Holdco Units then held by the Allen Entities, the Available Exchange Shares (which, in the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, shall be allocated among Exchanging Holders (if more than one) in proportion to their respective holdings of the equity securities of the applicable Allen Entity), and

(y) in the case of an exchange of less than all Holdco Units then held by the Allen Entities, a portion of the Available Exchange Shares equal to the product of (a) the Available Exchange Shares multiplied by (b) a fraction, the numerator of which is the number of Holdco Units sought to be exchanged by such Exchanging Holder, and the denominator of which is the total number of Holdco Units then held by all Allen Entities.

(ii) Notwithstanding anything to the contrary in Section 2(d)(i), if (x) the Exchanging Holder and the Company have received distributions from Holdco in respect of Holdco Units pursuant to and in accordance with Section 8 of the Holdco LLC Agreement before the Exchanging Holder exercises its Exchange Option and (y) as of the date an Exchanging Holder delivers its written notice of exercise under Section 3(a) in respect of the exercise of such Exchange Option (the "Applicable Exercise Date"), the Company has not paid dividends or made other distributions to holders of Class A Stock attributable to the distributions the Company received from Holdco as described in clause (x) of this Section 2(d)(ii), the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive pursuant to Section 2(d)(i) shall be reduced by a number of shares of Class A Stock, rounded to the nearest whole number, that is equal to (A) the fair market value (if other than cash, as determined in good faith by the board of directors of the Company after consultation with an investment banking firm of nationally recognized standing) of the distribution the Exchanging Holder received as described in clause (x) of this Section 2(d)(ii) divided by (B) the Current Market Price as of the Applicable Exercise Date.

(iii)  Any reduction pursuant to Section 2(d)(ii) in the number of shares of Class A Stock the Exchanging Holder shall be entitled to receive pursuant to Section 2(d)(i) shall result in a corresponding reduction in the number of Available Exchange Shares (if any) remaining after the exercise of the applicable Exchange Option.

(e)           Notwithstanding anything in this Agreement to the contrary, the exchange rights under Section 2(b) and Section 2(c) shall not be available to any Allen Entity unless and until Allen Entities have utilized 90% of CII's available ordinary suspended losses under Section 1366(d) of the Code against ordinary income.  For purposes of this Section 2(e), the amount and character of available suspended losses under Section 1366(d) of the Code shall be measured as of the date any Allen Entity delivers written notice under Section 3(a) to effect the first transaction undertaken under this Agreement pursuant to Section 2(a) and the amount of applicable ordinary income realized shall be measured as of the date the applicable Allen Entity delivers written notice under Section 3(a), in each case determined in good faith by such Allen Entity in its sole discretion, taking into account any facts and/or circumstances such Allen Entity may deem appropriate, including, without limitation, any transactions, income or income allocations to such Allen Entity with respect to Holdco or any direct or indirect subsidiary of Holdco (the Company, Holdco and such direct or indirect subsidiaries of Holdco, "Charter") or investment  in Charter equities or debt securities in the applicable taxable year.  In no event shall the Allen Entities in the aggregate be permitted to effect more than two exchanges pursuant to Section 2(b) and Section 2(c), taken together, in any six-month period.  This Section 2(e) shall not apply to any transaction in which the Allen Entities are required to exchange pursuant to Section 5(g) hereof.

3. Consummation of Exchange.

(a) An Exchanging Holder shall exercise its Exchange Option by delivering written notice of exercise to the Company, specifying the portion of such holder's Holdco Units, directly or indirectly, to be exchanged, whether such transaction is effected as a Taxable Exchange of Units, a Taxable Stock-For-Stock Exchange or a Non-Recognition Transaction and, with respect to a Non-Recognition Transaction, the nature of the Non-Recognition Transaction.

(b) Upon its receipt of notice pursuant to Section 3(a) or, in the case of a Merger, upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or other applicable jurisdiction), and without any further action on the part of any party hereto, the Company shall be deemed to have acquired the Holdco Units and/or common stock of the applicable Allen Entity being exchanged pursuant to Section 2(a), 2(b) or 2(c), as applicable, and the Exchanging Holder shall be deemed to have acquired the shares of Class A Stock specified in Section 2(d).

(c) An Exchanging Holder may, but shall not be required to, surrender the certificate(s), if any, evidencing the Holdco Units and/or common stock of the applicable Allen Entity being exchanged pursuant to Section 2(a), 2(b) or 2(c), as applicable, to the Company for cancellation, and such Exchanging Holder shall be entitled to receive certificate(s) representing the corresponding number of Exchange Shares.  Until so surrendered or presented for cancellation, such certificate(s), if any, held by the Exchanging Holders shall be deemed and treated for all corporate purposes to represent the applicable number of shares of Class A Stock specified in Section 2(d).

(d) To the extent not inconsistent with tax-free treatment, a Merger or C/D Reorganization shall be effected by causing the Holdco Units to be acquired from the applicable Allen Entity by a direct and wholly-owned subsidiary of the Company.

4. Representations by the Allen Entities.  Each Exchanging Holder exercising its Exchange Option hereunder represents and warrants to the Company, as of the date of delivery of the notice provided in Section 3(a) and, in the case of a Merger, as of the date of filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or other applicable jurisdiction), as follows:

(a) The Holdco Units subject to such Exchange Option and, in the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, the common stock of the applicable Allen Entity are owned, both of record and beneficially, by such Exchanging Holder or Allen Entity, as applicable, free and clear of all liens, encumbrances or adverse interests of any kind or nature whatsoever (including any restriction on the right to vote, sell, or otherwise dispose of the Holdco Units, and in the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, the common stock of such applicable Allen Entity), other than those arising under applicable law and those arising under the organizational documents of Holdco or the

Company, and, upon the transfer of such Holdco Units pursuant to this Agreement (or, in the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, the common stock of such applicable Allen Entity), the Company will receive good title to the Holdco Units, or, in the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, the common stock of such applicable Allen Entity, free and clear of all liens, encumbrances, and adverse interests created by the Exchanging Holder, other than those arising under applicable law or those arising under the organizational documents of Holdco or the Company.

(b) Such Exchanging Holder is acquiring such shares of Class A Stock with the intent of holding such shares for investment for its own account and without the intent or a view to participating directly or indirectly in, or for resale in connection with, any distribution of such shares within the meaning of the Securities Act of any applicable state securities laws.

(c) Such Exchanging Holder acknowledges and agrees that shares of Class A Stock are being issued to it in reliance on the exemption from registration contained in Section 4(2) of the Securities Act and exemptions contained in applicable state securities laws, and that such shares cannot be sold or transferred except in a transaction that is exempt under the Securities Act and those state acts or pursuant to an effective registration statement under those acts or in a transaction that is otherwise in compliance with the Securities Act and those state acts.

(d) Such Exchanging Holder is an "accredited investor" within the meaning assigned to such term under Regulation D promulgated pursuant to the Securities Act.

(e) In the case of a Taxable Stock-For-Stock Exchange, Merger or B Reorganization only, (i) the applicable Allen Entity does not own any material assets other than the Holdco Units, common stock of the Company, goodwill and deferred tax assets, and (ii) any material liabilities of such applicable Allen Entity required by United States generally accepted accounting principles in effect from time to time to be reflected on a consolidated balance sheet of such Allen Entity as of the date of delivery of notice under Section 3(a) (other than deferred taxes) have been defeased or the satisfaction of such liabilities has been adequately provided for by another Allen Entity.

5. Other Covenants.

(a) Closing of the Books.  For any taxable year in which the Exchange Option is exercised or the Allen Entities are required to effect an exchange pursuant to Section 5(g) hereof, the Company agrees to utilize, and to cause Holdco to utilize, at any Allen Entity's election, a "closing of the books" or "pro rata" method with respect to Holdco's income allocations, and to the extent applicable in connection with a Taxable Stock-For-Stock Exchange, Merger or B Reorganization, income allocations for the applicable Allen Entity, in each case, for the taxable year in which any exchange occurs under this Agreement.  Notwithstanding the foregoing, all allocations of cancellation of indebtedness income related to confirmation of the Joint Plan shall be made utilizing the closing of the books method.

(b) Reporting.  The Company agrees to report, and to cause Holdco and, to the extent applicable in connection with a Taxable Stock-For-Stock Exchange, Merger or B

Reorganization, the applicable Allen Entity to report, any transaction hereunder for tax purposes consistent with the manner the transaction is effected as specified in the notice delivered pursuant to Section 3(a), except to the extent prohibited by any applicable law. In addition, the Company and the applicable Allen Entities agree to report any transaction hereunder pursuant to Section 5(g) for tax purposes in a manner consistent with the type of transaction such Allen Entities have elected (or deemed elected) pursuant to Section 5(g), except to the extent prohibited by any applicable law.

(c) Adjustment of Available Exchange Shares.

(i)           The number of Available Exchange Shares shall be adjusted proportionately in connection with any subdivision (by any stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding shares of Class A Stock.

(ii)           In the event any transaction or event (including, but not limited to, any merger, consolidation, sale of assets, tender or exchange offer, reclassification, compulsory share exchange or liquidation) occurs in which the shares of Class A Stock are converted into or exchanged for stock, other securities, cash and/or assets (each, a "Fundamental Change"), subject to Section 5(g), an Exchanging Holder shall be entitled to receive upon any subsequent exercise of its Exchange Option the kind and amount of stock, other securities, cash and/or assets that such Exchanging Holder would have received if such exercise had occurred immediately prior to such Fundamental Change.

(iii)           If the Company distributes to holders of its Class A Stock any assets (including but not limited to cash), securities, any rights or warrants to purchase securities (including but not limited to Class A Stock) or any other property in respect of Class A Stock (other than (x) as described in clauses (i) and (ii) of this Section 5(c) and (y) from distributions received from Holdco that were distributed to each member of Holdco (including the applicable Allen Entities) pursuant to and in accordance with Section 8 of the Holdco LLC Agreement) (any such non-excluded event being referred to herein as an "Extraordinary Distribution"), then the number of Available Exchange Shares shall be increased, effective immediately after the earlier of the record date and the distribution date of such Extraordinary Distribution, by an amount (rounded to the nearest whole number) equal to the product of (x) the number of Available Exchange Shares immediately prior to such record date or distribution date, as applicable, multiplied by (y) the quotient obtained by dividing (A) the aggregate fair market value (if other than cash, as determined in good faith by the board of directors of the Company after consultation with an investment banking firm of nationally recognized standing) of the assets, securities, rights, warrants, and/or other property distributed in such Extraordinary Distribution in respect of each share of Class A Stock by (B) the Current Market Price as of such record date or distribution date, as applicable.

If at any time an adjustment is required by this Section 5(c), such adjustment will be applicable immediately after the record date, the distribution or the effective date of the event causing such adjustment, whichever occurs first, to allow the exchange of the aggregate amount of Class A

Stock and/or, as applicable, the aggregate kind and amount of other stock or securities, cash and/or assets to which the Allen Entities shall be entitled.

(d) Reservation of Shares.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Stock, solely for purpose of issuance upon exercise of the Exchange Option, a number of shares of Class A Stock equal to the Available Exchange Shares.

(e) Prior Notice by the Company.  The Company will deliver written notice to each party hereto (other than Holdco) at least thirty days prior to:

(i) the fixing of the record date to determine the holders of shares of common stock of the Company entitled to receive any dividend or other distribution or any right, including the right to acquire any additional shares of stock of any class;

(ii) the fixing of the record date to determine the holders of shares of common stock of the Company entitled to participate in or, if no such record date is fixed, the consummation date of, any capital reorganization or any reclassification of or change in the outstanding capital stock of the Company, or any consolidation or merger, sale, transfer, or disposition of substantially all of the Company's assets as an entirety, or the liquidation, dissolution, or winding up of the Company, or any other transaction or event that would cause an adjustment of the number of Exchange Shares pursuant to Section 5(c) hereof; or

(iii) the consummation of any disposition by the Company of all or substantially all its Holdco Units.

Any notice by the Company pursuant to this Section 5(e) shall specify the applicable record date or consummation date, as applicable, and set forth the general nature of the action to be taken.

(f) Assumption of Company Obligations by Successor.  Subject to Section 5(g), the Company will not consolidate with any Person, merge into any Person, or otherwise sell, convey, transfer, or otherwise dispose of all or substantially all of its capital stock (in one transaction or a series of related transactions) to any Person, or liquidate or dissolve unless the Person that consolidates or merges with the Company or acquires all or substantially all of its capital stock (or, in the case of a triangular merger or consolidation or other transaction in which a direct or indirect parent of such consolidating Person has a publicly traded class of equity securities, such direct or indirect parent) expressly assumes, by an agreement executed and delivered to the Allen Entities parties hereto, in form reasonably satisfactory to such Allen Entities, all of the obligations of the Company under this Agreement.

(g) Required Exchange.

(i) If, at any time after the later of (x) 120 (one-hundred and twenty) days after the Effective Date and (y) January 1, 2010, the Company solicits or receives a bona fide proposal from any Person (a “Company Sale Proposal”) in connection with a transaction that would result in a Change of Control (as defined in the Lock-Up Agreement), and such Company Sale

Proposal is approved by a majority of the members of the board of directors of the Company not affiliated with the Person(s) making such Company Sale Proposal (any such transaction, a "Company Sale Transaction"), then the Company may elect to require the applicable Allen Entities to effect an exchange in the form elected by the Allen Entities as determined below by delivering a written notice (a “Required Exchange Notice”) of such Company Sale Transaction to Mr. Allen and each Allen Entity that is a record holder of Holdco Units within ten (10) days following board approval of such Company Sale Proposal specifying (A) the material terms of the Company Sale Proposal, (B) the identity of the Person(s) involved in the Company Sale Proposal, (C) the anticipated closing date thereof, and (D) if the Company determines, in its reasonable discretion, that a Non-Recognition Transaction in connection with the Company Sale Transaction would not be available, the reasons for such unavailability, in which case the Allen Entities shall be limited to electing to exchange pursuant to this Section 5(g) using a Taxable Exchange of Units or a Taxable Stock-for-Stock Exchange. Within ten (10) Business Days of receipt of the Required Exchange Notice, the applicable Allen Entities shall deliver a written notice to the Company specifying the type of exchange to be effected in the transaction pursuant to this Section 5(g), and, if the applicable Allen Entities specify a Non-Recognition Transaction, if available, the nature thereof.  If the applicable Allen Entities fail to specify the type of transaction within the required time period, the applicable Allen Entities shall be deemed to have elected a Taxable Stock-for-Stock Exchange. For the avoidance of doubt, the Allen Entities shall be permitted to specify the type of election pursuant to the immediately preceding sentence without regard to Section 2(e) hereof.

(ii) If the Company delivers a Required Exchange Notice and does not rescind such notice pursuant to clause (iii) of this Section 5(g), the exchange elected (or deemed elected) by the applicable Allen Entities pursuant to Section 5(g)(i) shall be deemed to occur, and the applicable Allen Entities shall be deemed to hold the number of shares of Class A Stock determined under Section 2(d), automatically and without any further action on the part of any party hereto, in each case effective immediately prior to consummation of the Company Sale Transaction, and the applicable Allen Entities shall be entitled to receive in the Company Sale Transaction the same kind and amount of consideration per share, and on the same terms and conditions, as the other holders of Class A Stock or Holdco Units, as applicable.  If the exchange elected (or deemed elected) by the applicable Allen Entity pursuant to Section 5(g)(i) is deemed to occur pursuant to this Section 5(g)(ii), then the Company shall deliver prompt written notice of the occurrence of such exchange to the applicable Allen Entity as soon as reasonably practicable after such exchange.

(iii) Any such Company Sale Proposal, and the terms of any Company Sale Transaction, may be amended or modified from time to time, and any such Required Exchange Notice may be rescinded, by the Company; provided that the Company shall give prompt written notice of any such amendment, modification or rescission to each of the parties required to receive the Required Exchange Notice under clause (i) of this Section 5(g) specifying in reasonable detail the terms of any amendment or modification, as applicable.

6. Representations of the Company.  The Company represents and warrants to each party hereto (other than Holdco) as follows:

(a) The Company is a corporation duly organized, validly existing, and in good standing under the laws of Delaware.  The Company has all requisite power and authority to execute and deliver this Agreement and the documents contemplated hereby, and to perform and comply with all of the terms, covenants, and conditions to be performed and complied with by the Company hereunder and thereunder.  The Company is duly qualified to transact business in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so qualified would not impair or hinder the ability of the Company to perform its obligations under this Agreement.

(b) The execution, delivery, and performance of this Agreement by the Company have been duly authorized by all necessary actions on the part of the Company.  This Agreement has been duly executed and delivered by the Company and constitutes the legal, valid, and binding obligation of the Company, enforceable against it in accordance with its terms except as the enforceability of this Agreement may be affected by bankruptcy, insolvency, or similar laws affecting creditors' rights generally, and by judicial discretion in the enforcement of equitable remedies.

(c) The execution and delivery by the Company of this Agreement and the documents contemplated hereby and the performance by the Company of its obligations under this Agreement and the documents contemplated hereby, including its issuance of shares of common stock of the Company (with or without the giving of notice, the lapse of time, or both): (A) do not require the consent of any third party (including any Governmental Authority); (B) will not conflict with any provision of the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated Bylaws, or any other organizational documents of the Company; (C) will not violate, result in a breach of, or contravene any Legal Requirement applicable to the Company; and (D) will not violate, conflict with, result in a material breach of any terms of, constitute grounds for termination of, constitute a default under, or result in the acceleration of any performance required by the terms of, any mortgage, indenture, lease, contract, agreement, or similar instrument to which the Company is a party or by which the Company or its properties may be bound legally.

(d) The shares of Class A Stock to be issued under this Agreement, when issued, sold, and delivered in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities laws.

7. Miscellaneous.

(a) Complete Agreement; Modifications.  This Agreement (together with the Holdco LLC Agreement, the Joint Plan and all related documents, instruments and agreements expressly contemplated by the Joint Plan) constitutes the parties' entire agreement with respect to the subject matter hereof and supersedes all other agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof.  This Agreement may not be amended, altered or modified except by a writing signed by each of the parties hereto.

(b) Additional Documents.  Each party hereto agrees to execute any and all further documents and writings and to perform such other actions which may be or become necessary or expedient to effectuate and carry out this Agreement, including any Non-Recognition Transaction.

(c) Notices.  Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be sufficiently given if delivered in person or transmitted by facsimile, addressed as follows (or at such other address as either party shall have designated by notice as herein provided to the other party):

If to Mr. Allen, CII or any other Allen Entity:	Vulcan Inc. 505 Fifth Avenue South, Suite 900 Seattle, Washington 98104 Attention: William L. McGrath Fax: (206) 342-2347

with a copy to (which shall not constitute notice):	Skadden, Arps, Slate, Meagher & Flom LLP 300 S. Grand Avenue, Suite 3400 Los Angeles, California 90071 Attention: Nicholas P. Saggese Fax: (213) 687-5600

If to the Company:	Charter Communications, Inc. 12405 Powerscourt Drive St. Louis, Missouri 63131 Attention: General Counsel Fax: (314) 965-8793

with a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Attention: Richard M. Cieri and Paul M. Basta Fax: (212) 446-4900

Any such notice or other communication shall be deemed to have been given and received on the day on which it is delivered or faxed (or, if such day is not a Business Day or if the notice or other communication is not telecopied during business hours, at the place of receipt, on the next following Business Day); provided, however, that any such notice or other communication shall be deemed to have been given and received on the day on which it is sent if delivery thereof is refused or if delivery thereof in the manner described above is not possible because of the intended recipient's failure to advise the sending party of a change in the intended recipient's address or facsimile number.

(d) No Third Party Beneficiaries.  None of the provisions of this Agreement shall be for the benefit of, or enforceable by, any Person that is not a party to this Agreement, other than Mr. Allen, CII and any other Allen Entity.

(e) Waivers Strictly Construed.  With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay, or omission in exercise or other indulgence.

(f) Severability.  The validity, legality, or enforceability of the remainder of this Agreement shall not be affected even if one or more of the provisions of this Agreement shall be held to be invalid, illegal, or unenforceable in any respect.

(g) Successors and Assigns.  Except as provided herein to the contrary, this Agreement shall be binding upon and shall inure to the benefit of the parties, their respective successors (including any successor by merger, consolidation, or otherwise to all or substantially all of a party's business or assets) and permitted assigns.

(h) Assignments.  Neither this Agreement nor any of the rights or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Notwithstanding the foregoing, Mr. Allen and/or CII or any other Allen Entity may, without the consent of the Company or Holdco, assign its rights and obligations hereunder to any other Allen Entity that holds, directly or indirectly, Holdco Units from time to time as permitted by the Holdco LLC Agreement; provided, that as a condition to such assignment, the assignee executes an acknowledgment in which such assignee agrees to be bound by the terms and conditions of this Agreement as if an original party hereto (including obligations with respect to the delivery of representations and warranties required by this Agreement to be delivered with any notice delivered pursuant to Section 3(a)).

(i) Governing Law.  This Agreement shall be governed by the laws of the State of New York, without regard to any choice of law provisions of that state or the laws of any other jurisdiction.

(j) Headings.  The Section headings in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend, or interpret the scope of this Agreement or of any particular Section.

(k) Counterparts.  This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) Costs.  All filing fees, transfer taxes, sales taxes, document stamps or other similar charges levied by any Governmental Authority in connection with the exchange of the Holdco Units for shares of Class A Stock pursuant to this Agreement shall be paid by the Company.  Except as otherwise provided in this Agreement, each party will bear its own costs in connection with the performance of its obligations under this Agreement.

(m) Default.  In the event of any legal action between the parties arising out of or in relation to this Agreement, the prevailing party in such legal action shall be entitled to recover, in addition to any other legal remedies, all of its costs and expenses, including reasonable attorney's fees, from the non-prevailing party, regardless of whether such legal action is prosecuted to completion.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first written above.

CHARTER COMMUNICATIONS, INC.

By:________________________________
Name:
Title:

CHARTER INVESTMENT, INC.

By:________________________________
Name:               William L. McGrath
Title:                 Vice President

CHARTER COMMUNICATIONS HOLDING COMPANY,  LLC

By:________________________________
Name:
        Title:

___________________________________
PAUL G. ALLEN

[Signature Page to Exchange Agreement]